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                                                              EXHIBIT 3.10


                                 OPERATING AGREEMENT
                                          OF
                                  COGNITIVE, L.L.C.

This Limited Liability Company Operating Agreement (this "Agreement") for Cognitive, L.L.C., a Delaware limited liability company (the "Company"), is adopted as of the 24th day of October, 1997, by Axiohm Transactional Solutions, Inc. (the "Member").


                                      AGREEMENT

                               1.  FORMATION OF COMPANY

The Member has formed a limited liability company pursuant to the Delaware Limited Liability Company Act (the "Act") by filing a Certificate of Formation with the Delaware Secretary of State in accordance with the Act and the rights and liabilities of the Member as provided in the Act, except as herein otherwise provided.


                                       2.  NAME

The Company shall be conducted under the name Cognitive, L.L.C. or such other name as the Member may select.


                           3.  PRINCIPAL PLACE OF BUSINESS

The office of the Company shall be at 15070 Avenue of Science, San Diego, California 92128. The business of the Company also may be conducted at such other or additional place or places as may be designated by the Member.


                        4.  PURPOSES AND POWERS OF THE COMPANY

The purpose of the Company shall be (a) to hold interest in Axiohm Investissements Sarl; and (b) to transact any or all other lawful business for which limited liability companies may be organized under the Act. The Company shall have all powers necessary or desirable to accomplish the aforesaid purposes.

                          5.  QUALIFICATION AND REGISTRATION

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The Company and its Member shall, as soon as practicable, take all action necessary to qualify the Company to do business and to execute all certificates or other documents, and perform all filings and recordings, as are required by the laws of the State of Delaware and the other jurisdictions in which the Company does business.

                          6.  CAPITALIZATION OF THE COMPANY

6.1 INITIAL CONTRIBUTIONS. The initial capital contribution of the Member shall be $100.

6.2 INITIAL PERCENTAGE INTERESTS. The initial percentage interests ("Percentage Interests") of each Member shall be as follows:

                                                         PERCENTAGE INTEREST
                                                         -------------------

       Axiohm Transactional Solutions, Inc.                      100%


6.3 ADDITIONAL CAPITAL CONTRIBUTIONS. The Member is not obligated to make additional capital contributions to the Company beyond the contributions agreed to in Section 6.1.

                        7.  DISTRIBUTIONS AND ALLOCATIONS

7.1 ALLOCATIONS. All of the Company's taxable income and loss shall be allocated for each fiscal year or other relevant period to the Member.

7.2 DISTRIBUTIONS. Distributions of cash or other assets shall be made in the amounts and at the times determined by the Member.

                            8.  ACCOUNTING AND TAX MATTERS

8.1 BOOKS OF ACCOUNT. The Company shall maintain or cause to be maintained at all times true and proper books, records, reports and accounts in accordance with generally accepted accounting principles consistently applied, in which shall be entered fully and accurately all transactions of the Company and the Member shall have access thereto at all reasonable times.
 The Company shall keep vouchers, statements, receipted bills and invoices and all other records in connection with the Company's business.

8.2 ACCOUNTING AND REPORTS. The books of account shall be closed promptly after the end of each fiscal year and an audit shall be performed at the expense of the Company, if requested by the Member, by an independent public accounting firm. Promptly thereafter, the Company shall make a

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written report to the Member, which shall include a balance sheet of the
Company as of the end of such year, a statement of income and expenses for such year, a statement of the Member's capital account as of the end of such year, and such other statements with respect to the status of the Company and distribution of the profits and losses therefrom as are considered necessary by the Member to advise the Member properly about its investment in the Company for Federal and state income tax reporting purposes. Not later than 30 days prior to the date on which the Company intends to file its tax return, the Company shall submit to the Member for review and approval a copy of all such tax returns as proposed to be submitted.

8.3 FISCAL YEAR. The fiscal year of the Company shall end on the 31st Day of December in each year.

8.4 BANKING. An account or accounts in the name of the Company shall be maintained in such bank or banks as the Member may from time to time select. All monies and funds of the Company, and all instruments for the payment of money to the Company, shall, when received, be deposited in said bank account or accounts, or prudently invested in marketable securities or other negotiable instruments. All checks, drafts and orders upon said account or accounts shall be signed in the Company name by such persons in such manner as the Member may from time to time determine.

                         9.  MANAGEMENT; CERTAIN OBLIGATIONS

9.1 MANAGEMENT BY MEMBER. The Member shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Company for the purpose herein stated, and shall make all decisions affecting the Company's business and affairs, except as otherwise expressly limited herein. The Member shall have full authority to bind the Company by execution of documents, instruments, agreements, contracts or otherwise to any obligation not inconsistent with the provisions of this Agreement.

9.2 EXPENDITURES BY COMPANY. The Company shall, upon the direction of the Member, pay compensation for accounting, administrative, legal, technical and management services rendered to the Company. The Member shall be entitled to reimbursement by the Company for any expenditures necessarily and reasonably incurred by them on behalf of the Company, which shall be made out of the funds of the Company.

9.3 ADVANCES AND LOANS BY MEMBER. The Member may lend money to and transact other business with the Company and such Member shall have the same rights and obligations with respect thereto as a person who is not a Member. Loans by the Member to the Company, or guarantees by any Member of Company indebtedness shall not be considered capital contributions to the Company. Any such advance shall be treated as a debt owing from the Company, payable at such times and with such rate of interest as shall be agreed upon by the Company and the Member making such advance or loan. Undistributed earnings and profits of the Company shall not be considered an advance of money to the Company.

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9.4   POTENTIAL CONFLICTS.  The Member may engage in business ventures of any nature and description independently or with others and the Company shall not have any rights in and to such independent ventures or the income or profits derived therefrom.

9.5 RIGHTS AND OBLIGATIONS OF THE MEMBER. The Member shall not be personally liable for any of the debts of the Company or any of the losses thereof beyond the amounts contributed by them to the capital of the Company.
 The Member shall not be entitled to the return of their capital contribution except to the extent provided for in this Agreement.

9.6 LIABILITY OF MEMBER. The Member shall not be liable, responsible or accountable in damages or otherwise to the Company for any good faith act or omission on behalf of the Company within the scope of the authority conferred on the Member(s) by this Agreement or by law unless such action or omission was performed or omitted in bad faith or constituted gross negligence or willful misconduct.

                       10.  CHANGES IN MEMBERSHIP OR INTERESTS

10.1 TRANSFER OF INTERESTS. The Member shall be able to sell, transfer, assign, give, pledge, or otherwise dispose of or encumber any part or all of his interest in the Company now owned or hereafter acquired, whether voluntarily, by operation of law, or otherwise.

10.2 ADMISSION OF NEW MEMBERS. New members may not be admitted to the Company without the prior written consent of and upon terms approved by the Member, among which shall be all amendments to this Agreement which are required or desirable in connection with such admission.

10.3 RESIGNATION OF MEMBER. The Member may resign from the Company at any time.

                           11.  DISSOLUTION OF THE COMPANY

11.1 EVENTS RESULTING IN DISSOLUTION. The Company shall be dissolved upon the first to occur of the following:

    (a)  Upon the written consent of the member;

    (b) The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Limited Liability Company Act.

The death, resignation, dissolution, expulsion, retirement or bankruptcy of a Member or a court declaration of incompetence with respect to the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company shall not cause dissolution of


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the Company and unless either Section 11.1(a) or 11.1(b) applies, the Company shall have a perpetual existence.

11.2 LIQUIDATION AND DISTRIBUTION OF LIQUIDATION PROCEEDS. In the event of the dissolution of the Company for any reason, the Member shall commence to wind up the affairs of the Company and to liquidate its assets. The Member shall select a liquidating trustee who shall have full power to sell, assign and encumber Company assets. The Member shall continue to share profits and losses during the period of liquidation. Any property distributed in kind in liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed. Upon liquidation, the assets of the Company shall be used and distributed in the following order: (a) to pay or provide for the payment of all debts and liabilities of the Company to creditors, including the Member, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities for distributions to the Member; (b) to the Member.

11.3 TERMINATION. Upon the completion of liquidation of the Company and the distribution of all Company assets, the Company shall terminate.

                          12.  AMENDMENTS TO AGREEMENT

This Agreement may be altered, amended or repealed at any time and from time to time with the approval of the Member.

                              13.  INDEMNIFICATION

The Company shall have the power to indemnify any person who was or is a manager, employee, or agent of the Company, or who is or was serving at the request of the Company as a director, manager, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise and to purchase and maintain insurance for those persons as, and to the extent permitted by the Act.

                                14.  MISCELLANEOUS

14.1 NOTICES. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made, if mailed, five business days after mailing from within the United States by first class United States mail, postage prepaid, return receipt requested, or by personal delivery to the address of the principal place of business set forth in Section 3. The Member may change its address. Commencing on the tenth day after the giving of such notice, such newly designated address shall be such Member's address for purposes of all notices or other communications required or permitted to be given pursuant to this Agreement.


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14.2  COMPANY PROPERTY.  All property, whether real, personal or mixed, tangible or intangible, and wherever located, contributed by the Member(s) to the Company or acquired by the Company shall be the property of the Company. All files, documents, and records shall be the property of the Company and shall remain in the possession of the Company.

14.3 SUCCESSORS. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Member and their respective legal representatives, heirs, successors and assigns, except as expressly herein otherwise provided.

14.4 GOVERNING LAW. This Agreement shall be governed, construed and enforced in conformity with the laws of the State of Delaware.

14.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

14.6 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Member and supersedes any prior understandings and/or written or oral agreements among them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

IN WITNESS WHEREOF, the Member(s) have adopted this Agreement as of the day and year first above written.

                             AXIOHM TRANSACTION SOLUTIONS, INC.



                             By:    /s/ Walter S. Sobon
                                    ------------------------------------------
                             Name:  Walter S. Sobon
                             Title: Chief Financial Officer


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